As filed with the Securities and Exchange Commission on March 16, 2026

Registration No. 333-283559

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Signing Day Sports, Inc.

(Exact name of registrant as specified in its charter)

Delaware	87-2792157
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1540 Broadway, Ste 1010

New York, NY 10036

(917) 558-3563

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jerry Tang

Chief Executive Officer

1540 Broadway, Ste 1010

New York, NY 10036

(917) 558-3563

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mitchell S. Nussbaum, Esq.

Tahra Wright, Esq.

Loeb & Loeb LLP

345 Park Avenue

New York, NY 10154

(212) 407-4000

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the Registration Statement on Form S-3 (File No. 333-283559) (the “Registration Statement”), originally filed by Signing Day Sports, Inc., a Delaware corporation (the “Registrant”), with the Securities and Exchange Commission (the “SEC”), on December 2, 2024, and declared effective by the SEC on December 5, 2024, registering (a) the offering of up to 62,500 shares of the Registrant’s common stock, par value $0.0001 per share (“common stock”), by the selling stockholder named therein, and (b) the Registrant’s offering of up to $100.0 million in the aggregate of common stock, preferred stock, par value $0.0001 per share, debt securities, warrants, subscription rights, and units, and (c) the Registrant’s offering of common stock having up a maximum aggregate offering price of $2,709,817 under an At The Market Offering Agreement, dated December 2, 2024, by and between the Registrant and H.C. Wainwright & Co., LLC, as sales agent (the “ATM Agreement”), included in the $100.0 million of securities registered in the aggregate described above, as supplemented by a prospectus supplement filed with the SEC on January 29, 2025 registering the Registrant’s offering of up to $5,072,010.53 of shares of common stock under the ATM Agreement.

Pursuant to the Business Combination Agreement, dated as of May 27, 2025, by and among the Registrant, One Blockchain LLC, a Delaware limited liability company (“One Blockchain”), BlockchAIn Digital Infrastructure, Inc., a Delaware corporation (“BlockchAIn”), BCDI Merger Sub I Inc., a Delaware corporation and a wholly-owned subsidiary of BlockchAIn (“Merger Sub I”), and BCDI Merger Sub II LLC, a Delaware limited liability company and a wholly-owned subsidiary of BlockchAIn (“Merger Sub II”), as amended by Amendment No. 1 to the Business Combination Agreement, dated as of November 10, 2025, between the Registrant and One Blockchain, as amended by Amendment No. 2 to the Business Combination Agreement, dated as of December 21, 2025, among the Registrant, One Blockchain, BlockchAIn, Merger Sub I, and Merger Sub II (as amended, the “Business Combination Agreement”), among other things, Merger Sub I merged with and into the Registrant, with the Registrant continuing as the surviving corporation and a direct wholly-owned subsidiary of BlockchAIn, and Merger Sub II merged with and into One Blockchain, with One Blockchain continuing as the surviving limited liability company and a direct wholly-owned subsidiary of BlockchAIn. As a result of the transactions contemplated by the Business Combination Agreement, the Registrant has terminated all offerings of its securities pursuant to the Registration Statement and hereby removes and withdraws from registration all securities registered pursuant to the Registration Statement that remain unsold as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on March 16, 2026.

Signing Day Sports, Inc.

By:	/s/ Jerry Tang
Jerry Tang
President

Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statement.

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